Exhibit 99.1

Investors Contact:	Media Contact:
Susan M. Mesco	Edie DeVine
NPS Pharmaceuticals, Inc.	WeissComm Partners
908-450-5516	415-946-1081
smesco@npsp.com	edevine@wcpglobal.com

NPS Pharmaceuticals Reports Third Quarter 2008 Financial Results and Business Update

—Management Improves 2008 Cash Burn Guidance —

—IRB Approval Process Underway for Two Registration Studies—

— Conference Call Today at 8:00 AM ET —

Bedminster, New Jersey – November 5, 2008 – NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company focused on developing therapeutics for rare gastrointestinal and endocrine disorders, today reported third quarter 2008 financial results and improved 2008 cash burn guidance.

Revenues were $26.1 million for the third quarter of 2008, as compared to $29.2 million for the third quarter of 2007.  Third quarter 2007 revenues included $12.4 million of product sales for bulk Preotact® inventory sold to Nycomed, which did not recur in 2008.  Royalty revenues increased by 42% to $21.7 million for the third quarter 2008, as compared to $15.3 million for the third quarter of 2007.  Operating expenses were $11.5 million for the third quarter of 2008 as compared to $7.7 million for the same period in 2007.  A gain of $6.5 million related to the sale of fixed assets positively affected the company’s operating expenses for the third quarter of 2007.  The company’s net loss was $11.4 million or $0.24 per diluted share for the third quarter of 2008, which included a non-operating charge of $10.8 million or $0.23 per diluted share related to an other-than-temporary decline in the estimated current fair value of the company’s auction-rate securities (ARS) investments.  NPS reported net income of $14.1 million, or $0.28 per diluted share, for the third quarter of 2007.

Cash burn (excluding changes in the estimated fair value of ARS investments) was $4.7 million in the third quarter and $24.3 million for the nine months ended September 30, 2008.

NPS is reducing its 2008 cash burn guidance to a range of $40 million to $46 million, versus its previous guidance of $45 million to $55 million.  The company’s cash burn guidance continues to exclude changes in the estimated fair value of the company’s ARS investments.  At September 30, 2008, the company’s cash, cash equivalents, and investments totaled $122.7 million, as compared to $161.7 million at December 31, 2007.  Included in these amounts are ARS investments with an estimated fair value of $15.0 million at September 30, 2008 and $28.4 million at December 31, 2007. The principal value of these ARS investments is $29.7 million.  NPS has classified its ARS investments as non-current assets within its balance sheet.

Francois Nader, M.D., president and chief executive officer of NPS, stated: “We remain committed to controlling our cash burn without impacting our clinical development program.  We recently reported results from clinical studies demonstrating the clinical benefits of GATTEX in short bowel syndrome and NPSP558 in hypoparathyroidism, where there are very limited therapeutic options for patients.  The data continue to be very encouraging and support our plans to launch registration studies for these two drug candidates.”

Business Highlights

GATTEX™

•                  NPS has finalized its protocol for a Phase 3-confirmatory study of GATTEX (teduglutide, recombinant GLP-2) in patients with short bowel syndrome (SBS) who are dependent on parenteral nutrition (PN).  The institutional review board (IRB) approval process for the proposed study is underway with patient enrollment expected to begin soon thereafter.  The company believes positive results from this study will enable it to seek marketing approvals for GATTEX for patients with PN-dependent SBS.

•                  NPS and its partner Nycomed have agreed in principle to support the Phase 3-confirmatory study of GATTEX in SBS on a collaborative basis and share external clinical trial costs.

•                  Investigators presented additional positive Phase 3 data on GATTEX in SBS at the following medical meetings: the 30th European Society for Clinical Nutrition and Metabolism Congress, the American College of Gastroenterology Annual Scientific Meeting and Postgraduate Course, and the 16th United European Gastroenterology Week.

•                  Preclinical studies evaluating teduglutide in pediatric indications and in chemotherapy-induced gastrointestinal mucositis continue to advance in support of investigational new drug applications in 2009.

NPSP558

•                  NPS has finalized its protocol for a Phase 3 registration study of NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection or PTH 1-84) for the treatment of adults with hypoparathyroidism. The IRB approval process for this study is underway with patient enrollment expected to begin shortly thereafter.  The company believes positive results from this study will enable it to seek marketing approvals for NPSP558 for patients with hypoparathyroidism.

•                  Positive interim data from an investigator-initiated Phase 2 proof-of-concept study of NPSP558 in hypoparathyroidism were presented at the 30th Annual Meeting of the American Society for Bone and Mineral Research.

Other

•                  NPS has entered into a memorandum of understanding (“MOU”) to settle the previously disclosed consolidated securities class action pending against it and certain of its current and former officers and directors.  Under the MOU, the company’s insurance carriers will pay $15 million to settle all claims against NPS and the other defendants.  The MOU provides that the action will be dismissed with prejudice, with no admission or finding of wrongdoing on the part of any defendant.  The company also reached an agreement in principle to settle the previously disclosed state and federal consolidated shareholder derivative actions.  The agreement in principle provides that actions will be dismissed with prejudice, with no admission or finding of wrongdoing on the part of any defendant.  The company shall institute certain corporate governance measures and the defendants’ insurers shall pay $1 million toward plaintiffs’ legal fees.  Both proposed settlements are subject to negotiation of definitive settlement documents and final court approvals.

2008 Financial Results

Revenues

Total revenues were $26.1 million for the third quarter of 2008, as compared to $29.2 million for the third quarter of 2007.  Revenues are comprised of royalties, product sales, and license fees.  NPS recognized royalty revenue on Amgen’s sales of Sensipar® (cinacalcet HCl) of $19.0 million for the third quarter of 2008, as compared to $14.3 million for the third quarter of 2007.  NPS recognized revenue under its agreements with Nycomed for GATTEX and Preotact® (PTH 1-84) of $6.5 million for the third quarter of 2008 as compared to $14.8 million for the third quarter of 2007, which included $12.4 million of revenue for bulk Preotact inventory sold to Nycomed.  During the third quarter of 2008, NPS recognized royalty revenue of $531,000 on Kyowa Kirin’s sales of REGPARA® (cinacalcet HCl), which was launched in Japan during the first quarter of 2008.

Sensipar royalties are paid directly to a restricted cash account of a subsidiary of NPS and are used to repay non-recourse debt issued in December 2004 and August 2007.  After repayment of the debt, Sensipar royalties will return to NPS.

Preotact royalties are paid directly to DRI Capital (formerly Drug Royalty Corporation) in accordance with non-recourse debt issued in July 2007.  The Preotact royalties will return to NPS if royalty payments to DRI exceed two and one-half times the amount of advanced principal, including any future sales-based milestone payment from DRI to NPS.

Research and development

Research and development expenses were $5.8 million for the third quarter of 2008 versus $5.4 million for the third quarter of 2007.  Research and development expense in 2007 was favorably affected by a $1.8 million credit to rent expense recorded during the year. In 2008, $1.4 million in expense reductions were achieved primarily due to the implementation of NPS’s new business strategy and the corresponding discontinuation of activities that were no longer strategically aligned.

General and administrative

General and administrative expenses decreased to $3.1 million for the third quarter of 2008 versus $5.7 million for the third quarter of 2007.  The decrease in general and administrative expenses in 2008 was primarily attributable to reduced personnel-related expenditures and other costs due to the implementation of the company’s new business strategy, as well as reduced legal fees for amounts related to a class action lawsuit and a derivative litigation that are reimbursable by the company’s insurance carriers.

Gain on sale of fixed assets

In connection with the implementation of a new business plan in 2007, NPS consolidated its operations into one New Jersey-based facility and sold fixed assets located at the closed facilities.  In the third quarter of 2007, NPS recognized a gain related to the sale of fixed assets of $6.5 million.

Interest expense, net

Interest expense, net, was $15.4 million for the third quarter of 2008 versus $7.6 million for the third quarter of 2007.  The increase in interest expense was attributable to a change in the company’s sales forecasts for Sensipar, which resulted in an increase in the effective interest rate for the company’s Class A Notes, interest expense related to debt agreements entered into in the second half of 2007, and a $2.2 million decline in interest income due to lower average investment balances in the third quarter of 2008.  These increases were partially offset by a decrease in interest expense due to the retirement of substantially all of the company’s 3% convertible notes in the second half of 2007.

Loss on impairment of marketable investment securities

The company’s auction-rate securities or ARS have experienced multiple failed auctions since the latter part of 2007 due to liquidity issues in the global credit and capital markets.  While all of the company’s ARS investments continue to pay interest, the severity and the duration of the decline in fair value have resulted in the company determining that the change in fair value of its ARS investments is other-than-temporary and, as such, NPS recorded an impairment charge of $10.8 million in the third quarter of 2008.

Cash and investments

At September 30, 2008, the company’s cash, cash equivalents, and short- and long-term investments totaled $122.7 million, as compared to $161.7 million at December 31, 2007.  Included in these amounts are ARS investments with an estimated fair value of $15.0 million at September 30, 2008 and $28.4 million at December 31, 2007. The cost basis of these ARS investments is $29.7 million.  NPS has classified its ARS investments as non-current assets within its balance sheet.

Conference Call Information

NPS will host a conference call beginning today at 8:00 AM Eastern Time.  To participate in the conference call, dial (866) 700-5192 and use pass code 81185910.  International callers may dial (617) 213-8833, using the same pass code. In addition, a live audio of the conference call will be available over the Internet.  Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 68666007, until midnight Eastern Time, November 19, 2008.  International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is developing specialty therapeutics for gastrointestinal and endocrine disorders with high unmet medical needs.  The company is currently advancing two late-stage programs.  Teduglutide, a proprietary analog of GLP-2, is in Phase 3 clinical development for intestinal failure associated with short bowel syndrome as GATTEX™ and in preclinical development for gastrointestinal mucositis and necrotizing enterocolitis.  NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) is entering Phase 3 clinical development as a hormone therapy for hypoparathyroidism.  NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes strategic partnerships with Amgen, GlaxoSmithKline, Kyowa Kirin, Nycomed, and Ortho-McNeil.  Additional information is available at http://www.npsp.com.

“NPS” and “NPS Pharmaceuticals” are the company’s registered trademarks.  Preotact® is the company’s registered trademark in the U.S.  All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to NPS’s business include, but are not limited to, the risk of not successfully executing its preclinical and clinical studies and not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the implementation of a new business strategy, the risks associated with the company’s auction-rate securities, as well as other factors expressed in NPS’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K/A and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

(Financial statements to follow)

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues:
Royalties	$21,703	$15,268	$51,894	$35,529
Product sales	—	12,357	1,684	14,939
Milestones and license fees	4,372	1,536	24,636	1,799
Total revenues	26,075	29,161	78,214	52,267

Costs and expenses:
Cost of goods sold	—	823	1,350	2,875
Cost of royalties	1,705	1,228	4,690	3,363
Cost of license fees	885	—	4,724	—
Research and development	5,797	5,400	16,063	28,121
General and administrative	3,148	5,744	15,725	17,667
Restructuring (credits) charges	(5)	1,013	(305)	12,252
Gain on sale of fixed assets	—	(6,459)	—	(6,459)
Gain on sale of assets held-for-sale	—	—	—	(1,826)
Total operating expenses	11,530	7,749	42,247	55,993
Operating income (loss)	14,545	21,412	35,967	(3,726)

Other income (expense):
Interest income	983	3,225	3,804	6,697
Interest expense	(16,405)	(10,813)	(49,021)	(24,411)
Loss on impairment of marketable investment securities	(10,782)	—	(14,691)
Other income (expense), net	177	265	472	(422)
Total other expense, net	(26,027)	(7,323)	(59,436)	(18,136)
(Loss) income before income tax expense	(11,482)	14,089	(23,469)	(21,862)

Income tax benefit	(123)	—	(220)	—
Net income (loss)	$(11,359)	$14,089	$(23,249)	$(21,862)
Net (loss) income per common and potential common share:
Basic	$(0.24)	$0.30	$(0.49)	$(0.47)
Diluted	$(0.24)	$0.28	$(0.49)	$(0.47)
Weighted average common and potential common shares:
Basic	47,777	46,841	47,632	46,729
Diluted	47,777	52,396	47,632	46,729

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2008	2007
Assets:
Cash, cash equivalents and marketable investment securities	$107,769	$133,331
Current restricted cash and cash equivalents	20,493	24,560
Account receivable	21,707	19,518
Litigation settlement receivable	16,000	—
Other current assets	3,397	7,676
Equipment, net	264	309
Marketable investment securities, less current portion	14,959	28,357
Debt issuance costs	5,586	7,014
Other assets	1,306	—
Goodwill	10,481	11,088
Total assets	$201,962	$231,853

Liabilities and Stockholders’ Deficit:
Litigation settlement payable	$16,000	$—
Other current liabilities	62,888	82,164
Convertible notes	50,000	50,000
Secured notes payable*	271,166	286,357
Other liabilities	9,747	4,988
Total liabilities	409,801	423,509

Common stock and additional paid-in capital	689,255	684,002
Accumulated other comprehensive loss	(691)	(2,504)
Accumulated deficit	(896,403)	(873,154)
Total stockholders’ deficit	(207,839)	(191,656)
Total liabilities and stockholders’ deficit	$201,962	$231,853

* Non-recourse debt secured by Sensipar® and Preotact® royalty revenue

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